Exhibit 5.1

Our ref	RDS/688087-000001/8530641v4
Direct tel	+852 2971 3046
Email	richard.spooner@maplesandcalder.com

JD.com, Inc.

10th Floor, Building A, North Star Century Center

No. 8 Beichen West Street

Chaoyang District

Beijing 100101

People’s Republic of China

28 August 2015

Dear Sirs

JD.com, Inc.

We have acted as Cayman Islands legal advisers to JD.com, Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the proposed sale (the “Proposed Sale”) by Fortune Rising Holdings Limited, a shareholder of the Company (the “Selling Shareholder”), of up to 29,840,668 American depositary shares (“ADSs”), representing 59,681,336 Class A ordinary shares of par value US$0.00002 each (the “Shares”).

The ADSs will be issued by Deutsche Bank Trust Company Americas as depositary (the “Depositary”) in accordance with a deposit agreement (the “Deposit Agreement”) dated 21 May 2014 among the Company, the Depositary and the holders from time to time of the ADSs issued thereunder.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1                               The certificate of registration by way of continuation dated 16 January 2014 issued by the Registrar of Companies in the Cayman Islands and the certificate of incorporation on change of name dated 16 January 2014 issued by the Registrar of Companies in the Cayman Islands.

1.2                               The amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 6 March 2014 and effective immediately upon completion of the Company’s initial public offering of the ADSs representing the Shares (the “Memorandum and Articles”).

1.3                               The minutes of the meeting of the board of the directors of the Company held on 7 May 2015 (the “Directors’ Resolutions”).

1.4                               The register of members of the Company as maintained by Maples Fund Services (Cayman) Limited, the Company’s share registrar (the “Register of Members”).

1.5                               A certificate from a Director of the Company addressed to this firm, a copy of which is attached hereto (the “Director’s Certificate”).

1.6                               A certificate of good standing dated 27 August 2015, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.7                               The Registration Statement.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Register of Members, the Director’s Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                              Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2                              The genuineness of all signatures and seals.

2.3                              There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

2.4                              The Depositary is not an Affiliate (as defined in the Memorandum and Articles) of the Selling Shareholder.

3                                         Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                              The Company has been duly registered by way of continuation as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2                              The authorised share capital of the Company is US$2,000,000 divided into 99,000,000,000 Class A Ordinary Shares of a par value of US$0.00002 each and 1,000,000,000 Class B Ordinary Shares of a par value of US$0.00002 each.

3.3                              The sale and transfer of the Shares pursuant to the Proposed Sale has been duly authorised.  Based solely on our review of the Register of Members, the Selling Shareholder is registered as the legal owner of 59,681,336 Class B ordinary shares of par value US$0.00002 each in the Company (“Class B Ordinary Shares”), which have been legally issued and allotted, and are fully paid and non-assessable.  Under the terms of the Memorandum and Articles, any number of Class B Ordinary Shares held by the Selling Shareholder will be automatically and immediately converted into, and re-designated as, an equal number of Class A Ordinary Shares upon the sale or transfer of such number of Class B Ordinary Shares by the Selling Shareholder to the Depositary.

4                                         Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion, the phrase “non-assessable” means, with respect to Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein.  A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Encl